Exhibit 10.45

Date of Notification: November 8, 2013

Notice to Employee: This is a legal document. You are advised to consult with an attorney prior to signing this agreement.

SEPARATION AGREEMENT & RELEASE

This is an Agreement between Genworth Financial, Inc. and its affiliates (collectively, the “Company”) and PATRICK KELLEHER (the “Employee”).

WHEREAS the Employee’s employment with the Company will be terminated without cause on December 31, 2013 (the “Termination Date”), and

WHEREAS the Employee is a Tier I participant in the Genworth Financial, Inc. 2012 Key Employee Severance Plan (the “Plan”); and

WHEREAS the Employee’s termination of employment will constitute a Qualified Termination under the Plan; and

WHEREAS the payments and other consideration provided to the Employee under the Plan and the other plans and arrangements specifically enumerated below are inclusive of all compensation, bonus payments, executive compensation, severance pay and other benefits to which the Employee is or may be entitled, and

WHEREAS the Company and the Employee intend the terms and conditions of this Agreement to govern all issues related to the Employee’s employment and termination of employment from the Company.

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, the Company and the Employee agree as follows:

1. Termination Date. The Employee shall continue to be employed on active payroll and be paid his current base salary at the Company’s regular pay intervals until December 31, 2013 (the “Termination Date”). The Employee will not be expected to come into the Company’s offices to work after November 15, 2013, however, the Employee is expected to make himself reasonably available during normal business hours for at least nine hours per week for consultation with respect to matters within the scope of his employment until the Termination Date. Prior to the Termination Date, the Employee will execute a letter, provided to him by the Company, resigning from his position as an officer of Genworth Financial, Inc. and any of its direct or indirect subsidiaries or affiliates.

2. Employee Representations. The Employee hereby represents and acknowledges to the Company that (a) the Company has advised the Employee to consult with an attorney of his choosing; (b) he has had twenty-one (21) days to consider the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA’’) prior to signing this Agreement; (c) he has disclosed to the Company any information in his possession concerning any conduct involving the Company or its affiliates that he has any reason to believe involves any false claims to the United States or is or may be unlawful or violates Company Policy in any respect; (d) the consideration provided to him under this Agreement is sufficient to support the releases provided by him under this Agreement; and (e) he has not filed any charges, claims or lawsuits against the Company involving any aspect of his employment which have not been terminated as of the date of this Agreement. The Employee understands that the Company regards the representations made by him as material and that the Company is relying on these representations in entering into this Agreement.

3. Effective Date of the Agreement. The Employee shall have seven (7) days from the date he signs this Agreement to revoke his consent to the waiver of his rights under the ADEA in writing addressed and delivered to the Company official executing this Agreement on behalf of the Company which action shall revoke this Agreement. If the Employee revokes this Agreement, all of its provisions shall be void and unenforceable. If the Employee does not revoke his consent, the Agreement will take effect on the day after the end of this revocation period (the “Effective Date”).

4. Severance Pay. The Employee will receive Severance Pay pursuant to his status as a Tier I Participant in the Genworth Financial, Inc. 2012 Key Employee Severance Plan. The Employee’s status as a Tier I Participant in the Plan, which is incorporated herein by reference and attached hereto as Exhibit A, entitles him to receive a one-time, lump sum payment of 2.0 times his current annual base salary, less applicable deductions and withholdings, and a one-time, lump sum payment of 2.0 times his current target annual Variable Incentive Compensation (“VIC”) bonus, less applicable deductions and withholdings, both payable within sixty (60) days of the Termination Date.

5. Variable Incentive Compensation Payment. The Employee’s status as a Tier I Participant in the Plan entitles him to receive a VIC payment for performance year 2013, payable in 2014.

6. Cash Retention Award. Pursuant to the Cash Retention Award Agreement previously provided to the Employee (attached hereto as Exhibit B), the Employee will receive a one-time, lump sum payment of $1,000,000, less applicable deductions and withholdings, within sixty (60) days of the Termination Date.

7. Benefits. Pursuant to his status as a Tier I participant in the Plan, if the Employee currently is enrolled in the Company’s benefit plans, within sixty (60) days of the Termination Date he will receive a one-time, lump sum payment equivalent to the monthly Consolidated Omnibus Budget Reconciliation Act (“COBRA”) rate to continue receiving group medical, dental, vision and/or prescription drug plan benefits sponsored by the Company and maintained by the Employee for twelve (12) months, less applicable deductions and withholdings and less a 2% administrative fee. Until the Termination Date, the Employee’s participation in the Company benefit plans (e.g., medical, life insurance, officer benefits) will be in accordance with the provisions of the various Company benefit plans for an active employee.

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8. Equity. Vesting of any equity awards held by the Employee and granted under the Company’s Omnibus Incentive Plans (“Omnibus Plans”), including stock options, stock appreciation rights (SARs), restricted stock units (RSUs) and other stock awards shall occur as set forth for a Tier I participant in the Plan, the Omnibus Plans and the award agreements applicable to each grant.

9. Supplemental Pension, Nonqualified Pension and Deferred Compensation. Vesting of any supplemental pension benefit under any funded or unfunded nonqualified pension or deferred compensation plan now or hereafter maintained by the Company in which the Employee participates shall occur as set forth for a Tier I participant in the Plan.

10. Proprietary Information and Inventions Agreement and Confidential Information. The Proprietary Information and Inventions Agreement previously entered into between the Company and the Employee will remain in effect in accordance with its terms. The Employee’s obligations regarding confidential information and confidentiality are set forth in the Plan and the Proprietary Information and Inventions Agreement.

11. Non-Solicitation. The Employee is prohibited from soliciting Company employees, customers and clients as set forth for a Tier I participant in the Plan.

12. Release of Claims. The Employee and his heirs, assigns, and agents release, waive, and discharge the Company and Released Parties (as defined below) from each and every claim, action or right of any sort, known or unknown, arising on or before the Effective Date.

a)	The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status or any other category protected by law; any other claim based on a statutory prohibition or requirement; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claims, any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730 and any claims to attorney fees or expenses.

b)	The Employee represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Company he is releasing, and that he understands that he is not releasing any rights or claims arising after the Effective Date.

c)	The Employee further agrees never to sue the Company or cause the Company to be sued regarding any matter within the scope of the above release. If the Employee violates this release by suing the Company or causing the Company to be sued, the Employee agrees to pay all costs and expenses of defending against the suit incurred by the Company, including reasonable attorneys’ fees except to the extent that paying such costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.

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d)	Released Parties are the Company, all current and former parents, subsidiaries, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors.

13. Continued Indemnification and Insurance.

The Company and the Employee agree that:

a) This Agreement does not release, waive or otherwise limit the Employee’s rights under any provisions limiting the liability of directors or officers of the Company or its affiliates or subsidiaries covering the period of the Employee’s service as a director or officer of the Company or its affiliates or subsidiaries, including without limitation those provided by i) Virginia law; ii) the Articles of Incorporation, Bylaws, or any resolutions or policies of the Company; or iii) other applicable law.

b) This Agreement does not release, waive or otherwise limit any of the Employee’s continuing rights of indemnification in any way related to his service as a director or officer of the Company or its affiliates or subsidiaries, to the same extent as any other director or officer of the Company or its affiliates or subsidiaries, including without limitation rights of indemnification provided by i) Virginia law; ii) the Articles of Incorporation, Bylaws, or any resolutions or policies of the Company; or iii) other applicable law.

c) This Agreement does not release, waive or otherwise limit any of the Employee’s rights available to directors or officers of the Company or its affiliates or subsidiaries under any liability insurance policy obtained by the Company or its affiliates or subsidiaries for the benefit of its directors or officers, including without limitation any errors and omissions policy that covers any acts or omissions of directors or officers during the period of the Employee’s tenure as a director or officer of the Company or its affiliates or subsidiaries.

d) The Employee shall have no lesser rights with respect to limitation of liability, indemnification (including advancement of costs and expenses), and insurance related to or arising from his service as a director or officer of the Company or its affiliates or subsidiaries than other persons who were directors or officers during the Employee’s tenure with the Company or its affiliates or subsidiaries.

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14. Breach by Employee. The Company’s obligations to the Employee after the Effective Date are contingent on the Employee’s obligations under this Agreement. Any material breach of this Agreement by the Employee will result in the immediate cancellation of the Company’s obligations under this Agreement and of any benefits that have been granted to the Employee by the terms of this Agreement except to the extent that such cancellation is prohibited by law or would result in the invalidation of the foregoing release.

15. Employee Availability. The Employee agrees to make himself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company and/or the Company’s affiliates, subsidiaries, agents, officers, directors or employees that may be within the knowledge of the Employee. The Employee will cooperate fully with the Company in connection with any and all existing or future litigation or investigations brought by or against the Company or any of its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems the Employee’s cooperation necessary, and will provide all information requested by the Company for any regulatory filings made by the Company under applicable disclosure or other laws. The Company will reimburse the Employee for reasonable out-of pocket expenses incurred as a result of such cooperation. Nothing herein shall prevent the Employee from communicating with or participating in any government investigation.

16. Non Disparagement. The Employee may not disparage the Company or any of its affiliates, subsidiaries, agents, officers, directors or employees as set forth in the Plan.

17. Future Employment. The Company is not obligated to offer employment to the Employee (or to accept services or the performance of work from the Employee directly or indirectly) now or in the future.

18. Severability of Provisions. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.

19. Return of Company Property. The Employee agrees that as of the Effective Date, he will have returned to the Company any and all remaining Company property or equipment in his possession, including but not limited to: any computer, handheld electronic device, credit card and long distance calling card assigned to him. The Employee agrees that as of the Effective Date he will have no outstanding balance on his corporate credit card for which appropriate T&L accounting has not been submitted.

20. Confidentiality of Terms of Agreement. The Employee shall keep strictly confidential all the terms and conditions, including amounts, in this Agreement and shall not disclose them to any person other than the Employee’s spouse, the Employee’s legal or financial advisor, or U.S., state or local governmental officials who seek such information in the course of their official duties, unless compelled by law to do so. If a person not a party to this Agreement requests or demands, by subpoena or otherwise, that the Employee disclose or produce this

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Agreement or any terms or conditions thereof, the Employee shall immediately notify the Company and shall give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such request or subpoena.

21. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties hereto and may be changed only with the written consent of both parties and only if both parties make express reference to this Agreement. The parties have not relied on any oral statements that are not included in this Agreement. This Agreement supercedes all prior agreements and understandings concerning the subject matter of this Agreement. Any modifications to this Agreement must be in writing and signed by Employee and an authorized employee or agent of the Company.

22. Dispute Resolution. Any disagreement between the Employee and the Company concerning anything covered by this Agreement or concerning other terms and conditions of the Employee’s employment or the termination of the Employee’s employment will be settled by final and binding arbitration pursuant to the Company’s Resolve program. The Conditions of Employment document previously executed by the Employee and the Resolve Guidelines are incorporated herein by reference as if set forth in full in this Agreement. The decision of the arbitrator will be final and binding on both the Employee and the Company and may be enforced in a court of appropriate jurisdiction.

23. Applicable Law. This Agreement shall be construed, interpreted and applied in accordance with the laws of the Commonwealth of Virginia.

24. Code Section 409A. This Agreement, to the extent it provides for payments to or on behalf of the Employee that are subject to Code section 409A, is intended to comply with Code section 409A and all applicable regulations and other generally applicable guidance issued thereunder. The Company will use its reasonable best efforts to modify or amend this Agreement to the extent necessary to comply with Code section 409A, and reserves the right to do so in its discretion with or without the consent of the Employee. In the event that the terms of the Agreement or any payments under the Agreement violate Code section 409A, the Employee shall be solely liable for payment of any taxes, including excise taxes, interest and penalties associated therewith.

I acknowledge that I understand the above agreement includes the release of all claims. I understand that I am waiving unknown claims and I am doing so intentionally.

PATRICK KELLEHER		GENWORTH FINANCIAL, INC.

/s/ Patrick B. Kelleher		By:	/s/ Michael S. Laming
Date:	11/15/13	Date:	11/25/13

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Exhibit A

Genworth Financial, Inc.

2012 Key Employee Severance Plan

1. Purpose. The purpose of the Plan is to promote the retention of a selected group of key employees of the Company by enabling the Company to offer certain protections to such employees in the event their employment is involuntarily terminated under certain circumstances. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Section 2.

2.	Definitions.

a. “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations of the Exchange Act.

b. “Base Salary” shall mean the Participant’s annual base salary in effect on the date of termination of the Participant’s employment with the Company, including amounts not currently includible in gross income by reason the Participant’s election to defer such amounts under a cafeteria plan, 401(k) plan, or nonqualified deferred compensation plan of the Company or an Affiliate.

c. “Board” shall mean the board of directors of the Company from time to time.

d. “Bonus” shall mean the Participant’s target annual cash bonus for the year in which the Participant’s employment is terminated.

e. “Cause” shall mean (with regard to a Participant’s termination of employment with the Company): (i) the Participant’s willful and continued failure to substantially perform his or her duties with the Company and its Affiliates as determined by the Committee; (ii) the Participant is convicted of or pleads guilty or nolo contendere (or any similar plea or admission) to any felony or any act of fraud, misappropriation or embezzlement; (iii) the Participant’s willful engagement in conduct (other than conduct covered under clause (i) above) which, in the good faith judgment of the Committee, is injurious to the Company and/or its Affiliates, monetarily or otherwise; or (iv) the Participant’s material violation of Company or Affiliate policy, the terms of this Plan or breach of any applicable noncompetition, confidentiality, or other restrictive covenant with respect to the Company or any of its Affiliates (including, without limitation, the restrictive covenants contained in Section 4 of this Plan).

f. “Change of Control Plans” shall mean the Genworth Financial, Inc. Amended and Restated 2005 Change of Control Plan and the Genworth Financial, Inc. 2011 Change of Control Plan.

g. “Code” shall mean the Internal Revenue Code of 1986, as amended.

h. “Committee” shall mean the Management Development and Compensation Committee of the Board, or such other committee appointed or designated by the Board from time to time to administer the Plan. Notwithstanding the foregoing, if no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board, and all references herein to the Committee shall be deemed to be references to the Board.

i. “Company” shall mean Genworth Financial, Inc., a Delaware corporation, and any successor thereto as provided in Section 12.

j. “Director” shall mean any individual who is a member of the Board.

k. “Disability” shall mean a permanent disability that would make the Participant eligible for benefits under the long-term disability program maintained by the Company or any of its Affiliates (without regard to any time period during which the disability condition must exist) or in the absence of any such program, such meaning as the Committee shall determine.

l. “Effective Date” shall mean October 31, 2012.

m. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

n. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

o. “Good Reason” shall mean (i) relocation of the Participant’s principal business location to an area outside a 100 mile radius of its current location; or (ii) any material reduction in the Participant’s Base Salary or Bonus, and/or any failure to timely pay any part of the Participant’s compensation when due (including Base Salary and Bonus) or any benefits due under any benefit plan, program or arrangement; provided, however, that Company-initiated reductions in compensation affecting substantially all U.S.-based Company employees shall not alone be considered Good Reason, unless the compensation reductions exceed fifteen percent (15%) of pay (Base Salary plus Bonus); provided that any event described in clauses (i) or (ii) above shall constitute Good Reason only if the Company fails to rescind or remedy such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event or condition described in clauses (i) or (ii) above on the 90th day following its occurrence, unless the Participant has given the Company written notice thereof prior to such date.

For purposes of determining the amount of any cash payment payable to the Participant in accordance with the provisions of Section 3(a), any reduction in compensation or benefits that would constitute Good Reason hereunder shall be deemed not to have occurred.

p. “Omnibus Plans” shall mean the 2004 Genworth Financial, Inc. Omnibus Incentive Plan and the 2012 Genworth Financial, Inc. Omnibus Incentive Plan, each as amended from time to time, or any successor plan providing for the grant or award of equity-based compensation to the Company’s employees, officers and directors.

q. “Participant” shall mean each key employee of the Company or any of its Affiliates who has: (i) been selected by the Committee in its sole discretion and designated in writing as eligible for participation herein, and (ii) signed an acknowledgment and consent letter agreeing to the terms and conditions set forth in the Plan. The Company will review the list of Participants on a periodic basis, and may (i) add Participants at its discretion, and (ii) remove Participants, subject to Section 11.

r. “Plan” shall mean the Genworth Financial, Inc. 2012 Key Employee Severance Plan, as may be amended from time to time.

s. “Qualified Termination” shall mean a termination of the Participant’s employment by the Company (i) without Cause (including a job loss due to any reduction in the work force, but excluding termination of employment due to the Participant’s death or Disability), or (ii) by the Participant for Good Reason. Notwithstanding the foregoing, a Qualified Termination shall not include a termination of employment in connection with the sale or disposition of a Company business segment or division for which the Participant was primarily performing services, provided that the Participant is offered a position with the purchaser or successor to such business segment or division (and which does not constitute “Good Reason”).

t. “Severance Benefits” shall mean the severance benefits described in Section 3(a).

u. “Tier I Employees” shall mean the employees determined by the Committee from time to time to be Tier I Employees and identified as such in the records of the Plan maintained by the Company at any time during the term of the Plan.

v. ‘Tier II Employees” shall mean the employees determined by the Committee from time to time to be Tier II Employees and identified as such in the records of the Plan maintained by the Company at any time during the term of the Plan.

w. “Tier III Employees” shall mean the employees determined by the Committee from time to time to be Tier III Employees and identified as such in the records of the Plan maintained by the Company at any time during the term of the Plan.

3. Benefits.

a. Severance Benefits. Subject to Sections 4, 5, 6 and 10, if the Participant has a Qualified Termination as defined in Section 2(s), the Participant shall be eligible to receive the following benefits:

i. a lump sum cash payment of accrued but unpaid salary and accrued but unused vacation as of the Participant’s date of termination (net of applicable taxes and withholdings), payable within 15 days following the date of termination;

ii. if the date of termination occurs during the second half of the Company’s fiscal year, a lump sum cash payment (net of applicable taxes and withholdings) based on the Participant’s annual bonus that would have been payable with respect to the fiscal year in which the Qualified Termination occurs (determined at the end of such year based on actual performance results through the end of such year), prorated to the nearest half-month to reflect the portion of the fiscal year that had elapsed prior to the Participant’s date of termination, and payable at the same time as annual bonuses are payable to other employees of the Company (for the avoidance of doubt, if the date of termination occurs during the first half of the Company’s fiscal year, the Participant shall not be entitled to any prorated annual bonus);

iii. a lump sum cash payment (net of applicable taxes and withholdings), payable within 60 days following the Participant’s date of termination, based on the Participant’s participation level under the Plan as of the Participant’s date of termination, as follows:

A.	Tier I Employees: 2.0 times Base Salary, plus 2.0 times Bonus; or

B.	Tier II Employees: 1.0 times Base Salary, plus 1.0 times Bonus; or

C.	Tier III Employees: 1.0 times Base Salary;

iv. a lump sum cash payment (net of applicable taxes and withholdings), payable within 60 days following the Participant’s date of termination, equal to the monthly cost to provide group medical, dental, vision and/or prescription drug plan benefits sponsored by the Company and maintained by the Participant as of the date of the Participant’s termination of employment, multiplied by a number of months equal to (i) twelve (12), in the case of Tier I and Tier II Employees, or (ii) six (6), in the case of Tier III Employees. For purposes of this Section 3(a)(iv), the cost of such benefits will be calculated based on the “applicable premium” determined in accordance with Code Section 4980B(f)(4) and the regulations issued thereunder (less the 2% administrative fee and less the active-employee rate for such coverage) for the year in which the termination of employment occurs;

v. stock options, stock appreciation rights (SARs), restricted stock units (RSUs) and other stock awards granted under the Omnibus Plans and held by a designated executive officer of the Company who is a Tier I Employee or a Tier II Employee shall become immediately vested as of the date of such Participant’s Qualified Termination but only with respect to the number of awards that otherwise would have become vested on the award’s next regularly scheduled vesting date based on continued employment;

vi. any stock options and SARs that are vested (or become vested) and unexercised as of the date of the Qualified Termination and are held by a Participant shall expire on the earlier of (i) the one- year anniversary of the Qualified Termination, or (ii) their regular termination date; provided, however, that if the Participant dies before the earlier of such dates, then the stock options and SARs that are vested and unexercised as of the Qualified Termination shall not expire until twenty-four (24) months after the date of the Participant’s death; and

vii. With respect to either (i) a Tier I Employee, or (ii) a Tier II or Tier III Employee who has attained age 50 or has greater than 20 years of Company- recognized service with the Company as of the Qualified Termination, full and immediate vesting of any supplemental pension benefit under any funded or unfunded nonqualified pension or deferred compensation plan now or hereafter maintained by the Company in which the Participant participates, with payment to be made at such time and in accordance with the terms of such plan(s).

b. Death Benefits. If a Participant has a Qualified Termination, but subsequently dies before receiving the Severance Benefits, such benefits will be paid to the Participant’s estate as soon as practicable after his or her death.

c. Non-Duplication of Benefits. In the event that a Participant becomes entitled to receive Severance Benefits under this Plan and may also be eligible for benefits under any other Company plan, program, arrangement or agreement as a result of the Participant’s termination of employment, the Participant shall be entitled to receive the greater of the benefits available under the Plan, on the one hand, and the benefits available under such other plan, program, arrangement or agreement, on the other, but not both. For the avoidance of doubt, if a Participant is entitled to receive Severance Benefits under this Plan, he or she will not be eligible to receive any payment of benefits under the Company’s Layoff Payment Plan. Conversely, if a Participant is entitled to receive Severance Benefits under the Company’s Change of Control Plans, he or she will not be eligible to receive any payments or benefits under this Plan.

4. Restrictive Covenants.

a. Confidential Information and Confidentiality. In connection with his or her employment with the Company, the Participant previously executed a Conditions of Employment acknowledgment obligating the Participant to comply with the terms of the Company’s Proprietary Information and Inventions Agreement (“PIIA”), which is incorporated herein by reference. The Participant acknowledges and reaffirms his obligation to comply with the terms of the PIIA. This Plan is not intended to, and does not, alter either the Company’s rights or the Participant’s obligations under the PIIA or any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, the Participant shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, the Participant shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by the Participant. Unless otherwise publicly disclosed by the Company, the Participant agrees to keep his or her participation in this Plan strictly confidential and agrees not to disclose it to any person at any time, other than the Participant’s family or legal and financial advisors who shall be subject to the same confidentiality provisions.

b. Non-Disparagement. Subject to any obligations the Participant may have under applicable law, the Participant will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its affiliates, subsidiaries, agents, officers, directors or employees. In the event such a communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of the Plan.

c. Non-Solicitation of Customers or Clients by Participants. Unless waived in writing by the Senior Vice President, Human Resources (or his successor), the Participant shall not, directly or indirectly, while employed and during the (i) 24-month period commencing upon the Participant’s termination of employment for any reason, in the case of a Tier I or Tier II Employee, or (ii) 12-month period commencing upon a Qualified Termination, in the case of a Tier III Employee, solicit or contact, directly or indirectly, the trade or patronage of any of the customers or clients of the Company with whom the Participant had material contact during his employment, regardless of the location of such customers or clients of the Company with respect to any services, products, or other matters in which the Company is active.

d. Non-Solicitation of Company Employees. Unless waived in writing by the Senior Vice President, Human Resources (or his successor), the Participant shall will not, directly or indirectly, while employed and during the (i) 24-month period commencing upon the Participant’s termination of employment for any reason, in the case of a Tier I or Tier II Employee, or (ii) 12-month period commencing upon a Qualified Termination, in the case of a Tier III Employee, solicit or attempt to entice away from the Company any director, agent or employee of the Company.

e. Remedies. If a Participant breaches any of the provisions of this Section 4, the Participant will be required to reimburse the Company for any and all Severance Benefits provided under the terms of the Plan (other than those that were already vested without respect to the Plan) and all commitments to make additional payments to the Participant will be null and void, and the Company shall have the right to seek other appropriate relief (including any equitable remedy to which the Company may be entitled), including attorneys’ fees incurred by the Company in enforcing the provisions of this Section 4.

5. No Duty to Mitigate/Set-off. No Participant entitled to receive Severance Benefits hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to him or her pursuant to this Plan. Further, the amount of Severance Benefits payable hereunder shall not be reduced by any compensation earned by the Participant as a result of employment by another employer or otherwise. Except as provided herein, the amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against the Participant or others. In addition, if any termination payments made to a Participant by the Company are related to an actual or potential liability under the

Worker Adjustment and Retraining Notification Act (WARN) or similar law, such amounts shall reduce (offset) the Participant’s Severance Benefit under this Plan. In the event of the Participant’s breach of any provision hereunder, including without limitation, Sections 4, 5 or 6, the Company shall be entitled to recover any payments previously made to the Participant hereunder.

6. Release Required. Any amounts payable pursuant to this Plan (except for any payment pursuant to Section 3(a)(i) of the Plan) shall only be payable if the Participant executes, delivers to the Company and does not revoke a full general release of all claims of any kind whatsoever that the Participant has or may have against the Company and its Affiliates and their officers, directors and employees, known or unknown, arising on or before the date on which the Participant executes such release (other than claims to payments specifically provided hereunder, claims under COBRA, claims to vested accrued benefits under the Company’s tax-qualified employee benefit plans, claims for reimbursement under the Company’s medical reimbursement program for any unreimbursed medical expenses incurred on or before the Participant’s date of termination, claims for unreimbursed business expenses in accordance with the Company’s policy or rights of indemnification or contribution to which the Participant was entitled under the Company’s By-laws, the Company’s Certificate of Incorporation or otherwise with regard to the Participant’s service as an employee, officer or director of the Company, or claims that the Participant cannot by law release) in a form acceptable to the Company. Such release must be executed and all revocation periods shall have expired within 60 days after the Participant’s date of termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes non- exempt deferred compensation for purposes of Section 409A of the Code, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.

7. Funding. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company and/or its Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

8. Administration of the Plan.

a. Plan Administrator. The administrator of the Plan shall be the Committee.

b. Authority of the Committee. Subject to the terms of the Plan, the Committee shall have full discretion and authority to determine a Participant’s participation and benefits under the Plan and to interpret and construe the provisions of the Plan.

c. Delegation of Authority. The Committee may delegate any and all of its powers and responsibilities hereunder to other persons. Any such delegation shall not be effective until it is accepted by the persons designated and may be rescinded at any time by written notice from the Committee to the person to whom the delegation is made.

d. Retention of Professional Assistance. The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its duties and responsibilities in connection with the Plan.

e. Claims/Disputes Procedure.

i. Prior to paying any benefit under the Plan, the Committee may require the Participant to provide such information or material as the Company, in its sole discretion, shall deem necessary for it to make any determination it may be required to make under the Plan. The Committee may withhold payments of any benefit under the Plan until it receives all such information and material and is reasonably satisfied of its accuracy.

ii. Claims for benefits under the Plan should be forwarded to the Committee. The Committee shall provide adequate notice in writing to a Participant whose claim for benefits is denied, setting forth the specific reasons for such denial. In the event of the denial of a claim, the Participant has the right to file a written request for a review of the denial with the Committee within 90 days after the Participant receives written notice of the denial. The Committee will conduct a full and fair review of the claim for benefits. The Committee will deliver to the Participant a written decision on that claim within 60 days after the receipt for review, unless there are special circumstances requiring an extension of time for processing, the 60-day period may be extended up to 120 days.

iii. All acts and decisions of the Committee shall be final and binding upon the Participant.

f. Indemnification. The Committee, its members and any person designated pursuant to Section 8(d) above shall not be liable for any action or determination made in good faith with respect to the Plan. The Company shall, to the extent permitted by law, by the purchase of insurance or otherwise, indemnify and hold harmless each member of the Committee and each director, officer and employee of the Company for liabilities or expenses they and each of them incur in carrying out their respective duties under this Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.

9. Continuance of Welfare Benefits Upon Death. If the Participant dies while receiving a welfare continuation benefit provided under Section 3(a)(vi) of the Plan, the Participant’s spouse and other dependents will continue to be covered under all applicable welfare plans during the remainder of the respective-coverage period. The Participant’s spouse and other dependents will become eligible for COBRA continuation coverage for health and dental benefits at the end of such period.

10. Code Section 409A.

a. Notwithstanding anything in this Plan to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder by reason of a Participant’s termination of employment, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition),or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a termination of employment, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”

b. Notwithstanding anything in this Plan to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan by reason of a Participant’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3U)(4)(ii) (domestic relations order), U)(4)(iii) (conflicts of interest), or U)(4)(vi) (payment of employment taxes):

(i) if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first business day of the seventh month following the Participant’s separation from service; and

(ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder (“Final 409A Regulations”), provided, however, that, as permitted in the Final 409A Regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Company, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

11. Duration, Amendment and Termination. The Plan shall become effective as of the Effective Date, and shall continue in effect until December 31, 2014. The Company reserves the right to amend in any respect any or all of the provisions of this Plan at any time; provided, however, that the Company may not amend the Plan in any way that would adversely affect the rights of Participants without the consent of each Participant so affected, except where any such amendment may be required in order to comply with any applicable law or regulation. Subject to the following sentence, removal of a Participant as a Participant (other than as a result of the Participant ceasing to be an employee under circumstances in which he or she would not be entitled to Severance Benefits under the terms of the Plan) or any reduction in payments or benefits shall be deemed to be an amendment of the Plan which adversely affects the rights of the Participant. Notwithstanding the preceding sentence, in the event the Committee determines in good faith that a Participant has willfully engaged in conduct that is detrimental to the Company or constitutes a material violation of Company or Affiliate policy, or otherwise has consistently and substantially failed to perform his or her duties with the Company and/or its Affiliates, the Committee may remove such Participant as a Participant under the Plan, and such individual shall thereafter have no further rights to participate in the Plan or receive any Severance Benefits under the Plan.

12. Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company. In any such event, the term “Company”, as used in this Plan, shall mean the Company, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

13. Miscellaneous.

a. Rights of Participants. Nothing herein contained shall be held or construed to create any liability or obligation upon the Company to retain any Participant in its service. All Participants shall remain subject to discharge or discipline to the same extent as if this Plan had not been put into effect.

b. Governing Law. The Plan shall be governed by the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

c. Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan.

d. Severability. In case any provision of this Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of this Plan unless such determination shall render impossible or impracticable the functioning of this Plan, and in such case, an appropriate provision or provisions shall be adopted so that this Plan may continue to function properly.

e. Assignment and Alienation. The benefits payable to the Participant under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized.

f. Communications. All announcements, notices and other communications regarding this Plan will be made by the Company in writing.

g. ERISA Plan. The Plan is intended to be a “top hat” welfare benefit plan within the meaning of U.S. Department of Labor Regulation§ 2520.104-24.

14. Entire Agreement. This Plan sets forth the entire understanding of the Company with respect to the subject matter hereof.

Exhibit B

2012 Genworth Financial, Inc.

Omnibus Incentive Plan

Cash Retention Award Agreement

Dear Patrick Kelleher:

This Award Agreement and the 2012 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”) together govern your rights under this Award and set forth all of the conditions and limitations affecting such rights. Unless the context otherwise requires, capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

1.	Grant. You are hereby granted a Cash-Based Award (the “Award”) under the Plan. The Award entitles you to receive from the Company an amount in cash equal to $1,000,000, all in accordance with the terms and conditions of this Award Agreement, the Plan, and any rules and procedures adopted by the Committee.

a.	Grant Date: October 31, 2012

b.	Vesting Date: The Award shall not provide you with any rights or interests therein until the Award vests. The Award will vest and become payable on December 31, 2014, provided you have continued in the service of the Company or one of its Affiliates through such date.

2.	Payout of Award. The Award shall vest and become payable on the Vesting Date, and shall expire thereafter, except as follows:

a.	“Qualified Termination” of Employment. If your service with the Company and its Affiliates terminates as a result of a “Qualified Termination” during the term of the Company’s 2012 Key Employee Severance Plan (as such term is defined in such plan), then the Award shall immediately vest and become payable within 60 days following such termination.

b.	Employment Termination Due to Death. If your service with the Company and its Affiliates terminates as a result of your death, then the Award shall immediately vest and become payable within 60 days following such termination.

c.	Employment Termination Due to Transfer of Business to Successor Employer. If your service with the Company and its Affiliates terminates as a result of employment by a successor employer to which the Company has transferred a business operation, then the Award shall continue to vest and become payable on the Vesting Date.

d.	Termination for Total Disability. If your service with the Company and its Affiliates terminates as a result of your Disability, then the Award shall immediately vest and become payable within 60 days following such termination. For purposes of this Award Agreement, “Disability” shall mean a permanent disability that would make you eligible for benefits under the long-term disability program maintained by the Company or any of its Affiliates (without regard to any time period during which the disabling condition must exist) or in the absence of any such program, such meaning as the Committee shall determine.

e.	Termination Due to Other Reasons. If your service with the Company and its Affiliates terminates for any other reason, and you and the Company have not entered into a written agreement explicitly providing otherwise in accordance with rules and procedures adopted by the Committee, then the Award shall immediately expire upon such termination.

3.	Change of Control. Notwithstanding anything herein to the contrary:

a.	Upon the occurrence of a Change of Control in which the Successor Entity fails to Assume and Maintain this Award, the Award shall fully vest as of the effective date of the Change of Control and shall be paid to you within 30 days following the effective date of the Change of Control in cash; and the Award shall thereafter terminate.

b.	If you are a participant in the Genworth Financial, Inc. Amended and Restated 2005 Change of Control Plan or the Genworth Financial, Inc. 2011 Change of Control Plan (the “Change of Control Plans”), then upon the occurrence of a Qualified Termination (as defined in the Change of Control Plans) prior to the Vesting Date, this Award shall terminate and you will no longer be eligible to receive an Award payment hereunder.

4.	Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require you or your beneficiary to remit to the Company, an amount in cash sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement.

5.	Nontransferability. This Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any prohibited Transfer, whether voluntary or involuntary, of this Award is attempted to be made, or if any attachment, execution, garnishment, or lien shall be attempted to be issued against or placed upon the Award, your right to the Award shall be immediately forfeited to the Company, and this Award Agreement shall be null and void.

6.	Administration. This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.

7.	Continuation of Employment. This Award Agreement shall not confer upon you any right to continuation of employment by the Company or any of its Affiliates, nor shall this Award Agreement interfere in any way with the Company’s or any of its Affiliate’s right to terminate your employment at any time.

8.	Amendment, Modification, Suspension, and Termination. The Board of Directors shall have the right at any time in its sole discretion, subject to certain restrictions, to alter, amend, modify, suspend, or terminate the Plan in whole or in part, and the Committee shall have the right at any time in its sole discretion to alter, amend, modify, suspend or terminate the terms and conditions of any Award; provided, however, that no such action shall adversely affect in any material way your Award without your written consent.

9.	Applicable Law. The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law.

10.	Entire Agreement. Except as set forth in Section 13 below, this Award Agreement, the Plan, and the rules and procedures adopted by the Committee contain all of the provisions applicable to this Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you.

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11.	Compensation Recoupment Policy. Notwithstanding Section 12 above, this Award shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to you and to Awards of this type.

12.	Agreement to Participate. If you do not wish to participate in the Plan and be subject to the provisions of this Award Agreement, please contact the Human Resources Department, Genworth Financial, Inc., 6620 W. Broad Street, Richmond, VA 23230, or at (804) 281-6000, within thirty (30) days of receipt of this Award Agreement. If you do not respond within thirty (30) days of receipt of this Award Agreement, the Award Agreement is deemed accepted. If you choose to participate in the Plan, you agree to abide by all of the governing terms and provisions of the Plan and this Award Agreement.

Additionally, by agreeing to participate, you acknowledge that you have reviewed the Plan and this Award Agreement, and you fully understand all of your rights under the Plan and this Award Agreement, the Company’s remedies if you violate the terms of this Award Agreement, and all of the terms and conditions which may limit your eligibility to retain and receive the Award pursuant to the Plan and this Award Agreement.

13.	Resolve. Any disagreement between you and the Company concerning anything covered by this Agreement or concerning the Award will be settled by final and binding arbitration pursuant to the Company’s Resolve program. The Conditions of Employment document previously executed by you and the Resolve Guidelines are incorporated herein by reference as if set forth in full in this Agreement.

Please refer any questions you may have regarding this Award to the Senior Vice President – Human Resources.

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